UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       April 30, 2003
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 9.           Regulation FD Disclosure

      This information is being provided pursuant to Item 12, "Disclosure of Results of Operations and Financial Condition." On April 30, 2003, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports First Quarter Diluted Earnings Per Share of 43 Cents." The release has been provided below.

                                                           FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo,
         Executive Director of Investor Relations
         (913) 967-4109

                 Applebee's International Reports First Quarter
                     Diluted Earnings Per Share of 43 Cents

Overland Park, Kan., April 30, 2003 -- Applebee's International, Inc. (Nasdaq:APPB) today reported record net earnings of $24.6 million, or 43 cents per diluted share, for the first quarter ended March 30, 2003. This represents an increase in diluted earnings per share of 23 percent as compared to 35 cents per share for the first quarter of 2002.

System-wide comparable sales for the first quarter of 2003 increased 3.3 percent, the 19th consecutive quarter of comparable sales growth. Company and franchise restaurant comparable sales increased 4.6 percent and 2.9 percent, respectively, for the quarter.

The company also reported comparable sales for the March fiscal period, comprised of the five weeks ended March 30, 2003. Comparable sales for company restaurants increased 5.5 percent, including the 21 franchise restaurants in Washington, D.C. acquired in November 2002 as well as the 11 franchise restaurants adjacent to the St. Louis market that were acquired on March 24, 2003. Excluding the acquired restaurants, comparable sales for company restaurants increased 5.2 percent, reflecting an increase in guest traffic of approximately 1.0 percent, combined with a higher average check. System-wide comparable sales increased 4.1 percent for the March period, and comparable sales for franchise restaurants increased 3.7 percent. The Easter holiday shifted from the company's March fiscal period in 2002 to the company's April fiscal period in 2003 and had a positive impact on March comparable sales results of approximately 0.7 percent. However, the benefit from the holiday shift was more than offset by the adverse affect of the war in Iraq and more severe winter weather in 2003.

                                    - more -

In addition, the company reported comparable sales for the April fiscal period, comprised of the four weeks ended April 27, 2003. Comparable sales for company restaurants increased 2.5 percent, including the 32 franchise restaurants acquired in November and March. Excluding the acquired restaurants, comparable sales for company restaurants increased 2.3 percent, reflecting a decrease in guest traffic of 2.5 to 3.0 percent, combined with a higher average check. System-wide comparable sales increased 2.1 percent for the April period, and comparable sales for franchise restaurants increased 1.9 percent. In addition to the negative impact of the shift in the Easter holiday of approximately 0.8 percent, April comparable sales were adversely affected during the first part of the month by the war as well as lingering winter storms, contributing to significant volatility in daily sales results. Comparable sales for company restaurants for the year-to-date period through April have increased 4.1 percent, with system-wide and franchise comparable sales up 3.0 percent and 2.6 percent, respectively.

Lloyd L. Hill, chairman and chief executive officer, said, "Earnings per share grew by 23 percent and return on equity exceeded 24 percent for the quarter, both of which significantly surpassed our long-term targets. Our stellar results are even more impressive given the confluence of events that occurred during the first quarter - the worst winter weather seen in many years, heightened terror alerts, the lowest consumer confidence levels in nearly a decade, and the beginning of the war in the last ten days of the quarter. Despite all of these external factors, system-wide comparable sales increased by 3.3 percent for the quarter, substantially exceeding the casual dining industry average as measured by Knapp-Track, and we continued to expand our market share with system-wide sales growing by 11 percent."

Hill concluded, "Our To Go initiative continued to gain momentum during the quarter, and we have finalized our plans for implementing our curbside approach throughout the system. The continued execution of To Go as well as our other sales-building strategies was recognized in the "Choice in Chains" survey published in the March 2003 issue of Restaurants and Institutions magazine, where Applebee's tied for the highest overall score of all bar and grill concepts. We are proud of the substantial improvements being made in our food quality, value, service, atmosphere, cleanliness and convenience, and believe that our strategies are aligned to deliver consistent, sustainable growth."

Other results for the first quarter ended March 30, 2003 included:

     o System-wide sales for the Applebee's concept were a record $884.7 million for the first quarter ended March 30, 2003, an increase of over 11 percent over the prior year.

     o Applebee's ended the quarter with 1,513 restaurants system-wide (371 company and 1,142 franchise restaurants). During the first quarter of 2003, there were 19 new Applebee's restaurants opened system-wide, including 3 company and 16 franchised restaurants.

                                    - more -

     o The company repurchased 545,000 shares of common stock in the first quarter at an average price of $24.37 for an aggregate cost of $13.3 million. As of March 30, 2003, $56.2 million remains available under the company's ongoing stock repurchase authorization.

     o As of March 30, 2003, the company had total debt outstanding of $59 million, with nearly $88 million available under its revolving credit facility.


BUSINESS OUTLOOK

The company reaffirmed its previously stated guidance for fiscal year 2003:

     o Approximately 100 new restaurants are expected to open in 2003, including 25 company restaurants and 70 to 80 franchise restaurants. Seven company restaurants are currently expected to open in the first half of the year, with the balance opening in the second half of the year. Approximately 25 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the second half of the year.

     o System-wide comparable sales are expected to increase by at least 3 percent for the full year, although monthly sales results may be more volatile given the geopolitical environment, current economy, calendar shifts, or other unusual events.

     o Overall restaurant margins before pre-opening expense are expected to increase slightly in 2003 as a result of higher sales volumes and the impact of recent franchise acquisitions.

     o General and administrative expenses, as a percentage of operating revenues, are expected to be in the mid-9 percent range, reflecting leverage from franchise acquisitions.

     o    The  effective  income tax rate is  currently  expected to continue at
          36.2 percent in 2003.

     o Excluding the cost of franchise acquisitions, capital expenditures are expected to be between $65 and $75 million in 2003.

Based on the foregoing assumptions and the company's performance during the first quarter, diluted earnings per share for fiscal year 2003 are now expected to be in the range of $1.67 to $1.69, excluding the impact of any additional franchise acquisitions or stock repurchase activity.

                                    - more -

A conference call to review the first quarter 2003 results and the current business outlook will be held on Thursday morning, May 1, 2003, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of April 27, 2003, there were 1,517 Applebee's restaurants operating system-wide in 49 states and nine international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including those in the Business Outlook section, are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2003. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                                 13 Weeks Ended
                                                                         --------------------------------
                                                                           March 30,         March 31,
                                                                             2003              2002
                                                                         -------------     -------------
       Revenues:
            Company restaurant sales................................       $ 208,410         $ 174,973
            Franchise royalties and fees............................          27,163            24,840
            Other franchise income (a)..............................           2,641               134
                                                                         -------------     -------------
               Total operating revenues.............................         238,214           199,947
                                                                         -------------     -------------
       Cost of company restaurant sales:
            Food and beverage.......................................          54,846            47,407
            Labor...................................................          68,364            57,457
            Direct and occupancy....................................          50,561            42,872
            Pre-opening expense.....................................             221               335
                                                                         -------------     -------------
               Total cost of company restaurant sales...............         173,992           148,071
                                                                         -------------     -------------
       Cost of other franchise income (a)...........................           2,500                60
       General and administrative expenses (a)......................          22,620            19,320
       Amortization of intangible assets............................              99               138
       Loss on disposition of restaurants and equipment.............             467               294
                                                                         -------------     -------------
       Operating earnings...........................................          38,536            32,064
                                                                         -------------     -------------
       Other income (expense):
            Investment income.......................................             336               397
            Interest expense........................................            (521)             (633)
            Other income............................................             205               101
                                                                         -------------     -------------
               Total other income (expense).........................              20              (135)
                                                                         -------------     -------------
       Earnings before income taxes.................................          38,556            31,929
       Income taxes.................................................          13,954            11,654
                                                                         -------------     -------------
       Net earnings.................................................       $  24,602         $  20,275
                                                                         =============     =============

       Basic net earnings per common share (b)......................       $    0.45         $    0.36
                                                                         =============     =============
       Diluted net earnings per common share (b)....................       $    0.43         $    0.35
                                                                         =============     =============

       Basic weighted average shares outstanding (b)................          55,272            55,878
                                                                         =============     =============
       Diluted weighted average shares outstanding (b)..............          56,677            57,327
                                                                         =============     =============

(a) Other franchise income and cost of other franchise income consist primarily of revenues and expenses relating to the company's wholly-owned captive insurance subsidiary. Certain amounts previously included in general and administrative expenses have been reclassified to conform to the 2003 presentation.

(b) All earnings per share and weighted average share information reflect a three-for-two stock split effective at the close of business on June 11, 2002.


The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.


                                                                                    13 Weeks Ended
                                                                           ----------------------------------
                                                                              March 30,         March 31,
                                                                                2003              2002
                                                                           ---------------   ---------------
        Revenues:
             Company restaurant sales....................................        87.5%             87.5%
             Franchise royalties and fees................................        11.4              12.4
             Other franchise income......................................         1.1               0.1
                                                                           ---------------   ---------------
                Total operating revenues.................................       100.0%            100.0%
                                                                           ===============   ===============
        Cost of sales (as a percentage of company restaurant sales):
             Food and beverage...........................................        26.3%             27.1%
             Labor.......................................................        32.8              32.8
             Direct and occupancy........................................        24.3              24.5
             Pre-opening expense.........................................         0.1               0.2
                                                                           ---------------   ---------------
                Total cost of sales......................................        83.5%             84.6%
                                                                           ===============   ===============

        Cost of other franchise income (as a percentage
             of other franchise income)..................................        94.7%             44.8%
        General and administrative expenses..............................         9.5               9.7
        Amortization of intangible assets................................         --                0.1
        Loss on disposition of restaurants and equipment.................         0.2               0.1
                                                                           ---------------   ---------------
        Operating earnings...............................................        16.2              16.0
                                                                           ---------------   ---------------
        Other income (expense):
             Investment income...........................................         0.1               0.2
             Interest expense............................................        (0.2)             (0.3)
             Other income................................................         0.1               0.1
                                                                           ---------------   ---------------
                Total other expense......................................         --               (0.1)
                                                                           ---------------   ---------------
        Earnings before income taxes.....................................        16.2              16.0
        Income taxes.....................................................         5.9               5.8
                                                                           ---------------   ---------------
        Net earnings.....................................................        10.3%             10.1%
                                                                           ===============   ===============



                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                      (in thousands, except share amounts)


                                                                                        March 30,        December 29,
                                                                                          2003               2002
                                                                                      --------------     -------------
                                     ASSETS

Current assets:
     Cash and cash equivalents.....................................................    $    9,805         $   15,169
     Short-term investments, at market value.......................................           471                503
     Receivables, net of allowance.................................................        29,469             26,092
     Receivables related to captive insurance subsidiary...........................        14,031              1,803
     Inventories...................................................................        19,852             11,504
     Prepaid income taxes..........................................................           --               5,002
     Prepaid and other current assets..............................................         7,489              9,506
                                                                                      --------------     -------------
        Total current assets.......................................................        81,117             69,579
Property and equipment, net........................................................       390,143            383,002
Goodwill...........................................................................       105,326             88,715
Franchise interest and rights, net.................................................         1,385              1,468
Other assets.......................................................................        25,667             23,350
                                                                                      --------------     -------------
                                                                                       $  603,638         $  566,114
                                                                                      ==============     =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt.............................................    $      497         $      377
     Accounts payable..............................................................        28,992             27,479
     Accrued expenses and other current liabilities................................        72,836             82,204
     Accrued liabilities related to captive insurance subsidiary...................        14,009              1,803
     Accrued dividends.............................................................           --               3,323
     Accrued income taxes..........................................................         6,809                --
                                                                                      --------------     -------------
        Total current liabilities..................................................       123,143            115,186
                                                                                      --------------     -------------
Non-current liabilities:
     Long-term debt - less current portion.........................................        58,789             52,186
     Other non-current liabilities.................................................         8,163              6,161
                                                                                      --------------     -------------
        Total non-current liabilities..............................................        66,952             58,347
                                                                                      --------------     -------------
        Total liabilities..........................................................       190,095            173,533
                                                                                      --------------     -------------
Stockholders' equity:
     Preferred stock - par value $0.01 per share:  authorized - 1,000,000 shares;
        no shares issued...........................................................           --                 --
     Common stock - par value $0.01 per share:  authorized - 125,000,000 shares;
        issued - 72,336,788 shares.................................................           723                723
     Additional paid-in capital....................................................       191,830            187,523
     Retained earnings.............................................................       459,223            434,621
     Accumulated other comprehensive income, net of income taxes ..................            27                 16
                                                                                      --------------     -------------
                                                                                          651,803            622,883
     Treasury stock - 16,908,555 shares in 2003 and 16,948,371 shares in 2002,
        at cost....................................................................      (238,260)          (230,302)
                                                                                      --------------     -------------
        Total stockholders' equity.................................................       413,543            392,581
                                                                                      --------------     -------------
                                                                                       $  603,638         $  566,114
                                                                                      ==============     =============


                                                       # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    April 30, 2003                     By: /s/  Steven K. Lumpkin
         ---------------------                 ------------------------
                                               Steven K. Lumpkin
                                               Executive Vice President and
                                               Chief Financial Officer